EXHIBIT 99.1
Financial Contact: James S. Gulmi (615) 367-8325
Media Contact: Claire S. McCall (615) 367-8283
GENESCO COMPLETES HAT SHACK, INC. ACQUISITION
NASHVILLE, Tenn., Jan. 12, 2007 — Genesco Inc. (NYSE: GCO) announced today that its Hat World subsidiary has completed the acquisition of all the outstanding stock of Hat Shack, Inc. for a purchase price of $16.6 million, after preliminary closing adjustments anticipated in the purchase agreement, funded from cash on hand. Hat Shack operates 49 retail headwear stores located in 10 states, primarily in the southeastern United States.
     Kenneth J. Kocher, Hat World president, said, “We are pleased to add the 49 Hat Shack stores to our base of more than 700 stores and talented members of the Hat Shack organization to our team. We view this acquisition as a meaningful step forward in our plans for continuing growth.”
     Genesco said it expects the acquisition to have a slightly positive effect on the Company’s earnings for the fiscal year ending February 2, 2008.
     Genesco also said that it currently plans to announce operating results for the fourth quarter and fiscal year ending February 3, 2007, in a press release and webcast conference call on March 7, 2007. As a matter of policy, Genesco comments on expected operating results only in press releases and previously announced, publicly accessible internet webcasts, or by other means complying with Regulation FD.
     Forward-looking statements in this release (including those about Hat World’s continuing growth, the expected effects of the acquisition on next fiscal year’s performance and all other statements not reflecting exclusively historical or present facts or conditions) reflect the Company’s expectations as of the date of this release and are subject to risks and uncertainties. Actual events could turn out materially different from the expectations
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reflected in the statements. Factors that could cause materially different outcomes include all those that could impact Genesco’s or its subsidiaries’ business and financial condition generally, including weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company’s product offerings, disruptions in product supply or distribution, and changes in business strategies by competitors. Other factors that could change expected outcomes include the Company’s ability to integrate Hat Shack’s operations as planned, the continued performance of Hat Shack in accordance with expectations, and the outcome of litigation affecting the Company.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,900 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com , www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.
     Hat World is a leading specialty retailer of athletic and fashion headwear. Founded in 1995, Indianapolis-based Hat World operates primarily under the Lids and Hat World retail brands with more than 700 mall-based, airport, street level and factory outlet stores nationwide and in Canada. Hat World also operates Lids Kids, Hat Zone, Head Quarters and Cap Connection stores as well as its e-commerce sites www.lids.com, www.hatworld.com, and www.lidscyo.com.